EXHIBIT 2.4

Asset Purchase Agreement

By And Among

Gabriel Technologies Corporation,

Trace Technologies, LLC

As Purchaser,

and

CSI Wireless LLC

As Seller

Dated As Of July 25, 2006

TABLE OF CONTENTS

SCHEDULES

EXHIBITS

-i-

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 25, 2006, among Trace Technologies, LLC, a Nevada LLC (“Purchaser”), Gabriel Technologies Corporation, a Delaware corporation ("Gabriel") and CSI Wireless LLC, a Delaware LLC (“Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

W I T N E S S E T H:

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s assets and technology used or useful in connection with the design, production, manufacture, enhancement, and support of Seller’s telematics device known as "Onyx", a portable, wireless, assisted GPS tracking device based on ReFLEX wireless technology and SnapTrack assisted GPS technology (the "Device").

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Purchase and Sale of Assets. Pursuant to the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.3) Seller shall sell, convey, transfer and assign to Purchaser, free and clear of all mortgages, liens, charges, claims, pledges or other encumbrances (“Liens”), and Purchaser shall purchase from Seller, the Purchased Assets (as defined in Section 1.2).

1.2 Purchased Assets.

(a) The term “Purchased Assets” means all of Seller’s right, title and interest in and to the Device and the assets, technology, rights, and privileges used, held, owned, or licensed by Seller in connection with the design, manufacture, enhancement and support of the Device, including, without limitation:

(i) the Onyx Manufacturing Package;

(ii) the Onyx Capital Assets;

(iii) the LT-501 Inventory;

(iv) the Autonomous Device;

(v) the ASP System;

(vi) all permits, licenses, franchises, approvals, consents, registrations, clearances, variances, exemptions, orders, certificates or authorization by or of any Governmental Authority held or used in connection with the Device (“Permits”), and all applications for Permits, together with any renewals, extensions, and modifications thereof and additions thereto;

(vii) all claims, counterclaims, credits, causes of action, rights of recovery, and rights of indemnification or setoff against third parties and other claims to the extent they arise out of or relate to the Device and all other intangible property rights which relate to Device and/or the design, manufacture, enhancement, sale, license, or support of the Device;

(viii) all right, title, and interest of Seller in, to, and under all trademarks, trade names, service marks, (including without limitation the Trademark), labels, logos, technology, software, firmware, data, licenses, patents, patent applications, patent licenses, trademark applications, copyright applications, computer software licenses, copyright, moral rights, know-how, trade secrets, and product designs and documentation and any other intellectual property used in connection with the Device and any derivative of the foregoing, together with all registrations and applications relating to, and goodwill associated therewith or connected with the use thereof, the foregoing, and any right to recovery for any infringement thereof (including without limitation past infringement); and

(ix) all Seller’s right, title and interest in, to, and under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products sold or services provided to Seller for or in connection with the Device;

For the avoidance of doubt, the Parties agree that Purchaser is not assuming and has no responsibility for any liabilities, obligations, or indebtedness of Seller, regardless of whether such liabilities are related to the Purchased Assets, arise as a result of the transactions contemplated by this Agreement, or are otherwise related to the Seller’s business in any manner.

1.3 Closing. Subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Burnet, Duckworth & Palmer LLP, 1400, 350 - 7th Avenue S.W., Calgary, Alberta, at 10:00 a.m. local time on August 4, 2006, or such other time and place as Purchaser and Seller may agree to in writing (such date of the Closing hereinafter referred to as the “Closing Date”) and shall be deemed to be effective as of 12:01 am on the Closing Date.

1.4 Purchase Price. In consideration of the sale of the Purchased Assets and Seller’s other covenants and obligations hereunder, Purchaser shall pay a cash purchase price in an aggregate amount of $825,000 (the “Cash Purchase Price”), specifically:

(a)  $125,000 into escrow upon execution of this Agreement (the "Deposit");

(b)  $325,000 into escrow at Closing;

(c) $125,000 by way of a promissory note (the promissory notes described in Sections 1.4 (c) and (d), collectively referred to as "Promissory Notes"), due and payable ninety (90) days after the Closing Date in the form attached hereto as Exhibit C-1; and

(d) $250,000 by way of a promissory note, due and payable one hundred and eighty (180) days after the Closing Date in the form attached hereto as Exhibit C-2.

1.5 Gabriel Shares. As additional consideration, Gabriel shall issue to Seller at Closing, that number of common shares of Gabriel resulting from dividing $145,000.00 by the closing price of Gabriel shares on the NASD OTCBB on the day prior to the Closing Date (with such common shares being issued under this Section 1.5 being referred to as the "Gabriel Shares" for purposes of this Agreement, including without limitation the attachments, exhibits, and schedules thereto), calculated as at the Closing Date, subject to registration within one hundred and eighty (180) days of the Closing Date.

1.6 All payments to be made under Section 1.4 shall be paid by wire transfer of same day funds to an account at a financial institution designated by the payee to the payor in writing.

1.7 Security for Purchase Price. As security for the payment of that portion of the Purchase Price represented by the Promissory Notes, Gabriel hereby agrees to pledge, in accordance with and under the terms of a Share Pledge Agreement in the form set out in Exhibit F attached hereto (the "Share Pledge Agreement"), that number of common shares of Gabriel resulting from dividing $375,000.00 by the closing price of Gabriel shares on the NASD OTCBB on the day prior to the Closing Date (the "Pledged Shares"). For the avoidance of doubt, if the Purchaser fails to perform its obligations under the Promissory Notes, the Seller shall only be entitled to retain that number of Pledged Shares representing any unpaid amounts owed to Seller under the Promissory Notes as of the date of any default thereunder and Seller agrees to immediately return to Gabriel any such Pledged Shares not representing such unpaid amounts.

1.8 Cancellation of Technology Development and Manufacturing Agreement. As further consideration for entering into this Agreement, the Seller and Purchaser agree to terminate and cancel the Technology Development and Manufacturing Agreement, dated February 4, 2004, between Locate Networks, Inc. and the Seller, which agreement was subsequently assigned to the Purchaser pursuant to an assignment agreement dated August 11, 2004 between the Purchaser and Locate Networks, Inc., and to effect such termination, the Seller and Purchaser shall execute and deliver at Closing a Termination Agreement in the form set out in Exhibit G (the "Termination Agreement").

1.9 Purchase Order. Purchaser shall order 1,500 units of the Device at Closing at $209/unit using the Seller's standard purchase order form (the "Purchase Order") as such standard form is modified below. For purposes of this Agreement, the units of the Device ordered under the Purchase Order are defined herein as the “Units”. Such Purchase Order shall be in accordance with the delivery, payment, and warranty terms and conditions as more particularly set out in Exhibit H attached hereto. The parties agree that in lieu of Seller providing typical warranties or representations regarding the Units sold to the Purchaser pursuant to the Purchase Order, Seller shall provide to Purchaser additional Units equal to 5% of the total number of Units purchased by the Purchaser pursuant to the Purchaser Order, for a total number of Units to be delivered under the transactions contemplated by the Purchase Order to be 1,575. The Purchase Order shall be secured by a Letter of Credit for 2/3 of the Purchase Order's amount ("Letter of Credit"), which may be drawn down upon by Seller upon the condition that the Units are received by Purchaser's designated carrier at the Delivery Point (as defined below).

The Purchase Order and Letter of Credit shall be delivered by Purchaser to Seller at Closing. The remaining 1/3 of the amount owed by Purchaser under the Purchase Order shall be payable by Purchaser within thirty (30) days of the date of delivery by Seller to the Delivery Point (as defined below). All right, title and interest in and to the Units manufactured pursuant to the Purchase Order shall transfer to the Purchaser when all such Units have been transported from the Seller's manufacturing facility in Juarez, Mexico and shipped FCA the Purchaser's carrier's destination location in El Paso, Texas (the "Delivery Point"). Delivery shall occur and risk of loss shall pass to Purchaser upon receipt by Purchaser's designated carrier of the Units at the Delivery Point. Carriage and insurance from the Delivery Point shall be at Purchaser's sole risk and expense and any claim for loss or damage in transit shall be against the carrier only.

1.10 Manufacturing Knowledge Transfer. Purchaser shall have the right to appoint an employee to participate in the manufacturing of the Units by the Seller pursuant to the Purchase Order described in Section 1.9 in order to learn the manufacturing process of the Units and, as applicable, the Devices. After delivery of the Units pursuant to the Purchase Order, Purchaser may engage Seller for further manufacturing support with respect to the Seller's current contract manufacturer as at the date of this Agreement, at the rate of $150/person/hour plus materials and expenses for a period ending December 31, 2006. Purchaser shall be responsible for all of its out-of-pocket expenses in connection with this Section, including without limitation, all travel and living expenses. In addition, Seller shall introduce Purchaser to Seller's contract manufacturer representative, in order for Purchaser to enter into negotiations with the contract manufacturer regarding continued support and manufacturing of the Devices with Purchaser. While Seller agrees to use its reasonable commercial efforts to facilitate a continuing relationship between such contract manufacturer and Purchaser, Purchaser acknowledges and agrees that Seller does not guarantee that the contract manufacturer will contract with Purchaser to manufacture further Devices for Purchaser.

1.11 Knowledge Training. Seller shall train the Purchaser regarding the Purchased Assets for a total of six (6) days at any time, whether consecutive or otherwise, during the three month period commencing on the date of this Agreement (the "Three Month Period"), not to exceed past December 31, 2006, at the Seller's offices located in Calgary, Alberta, Canada. Purchaser may request further training beyond the initial six (6) days, provided that such additional training shall be charged to the Purchaser at a rate of $150/person/hour plus materials and expenses; and provided that such additional training shall only be offered for a period ending December 31, 2006. Each party shall be responsible for all of its respective out-of-pocket expenses in connection with any training pursuant to this Section 1.11, including without limitation, all travel and living expenses.

1.12 PDI Protocol. In connection with the purchase and sale of the Purchased Assets, the Seller hereby grants to the Purchaser a royalty-free, non-exclusive, worldwide, perpetual right and license to use, modify, copy and enhance the Seller's proprietary PDI Protocol (as defined in Exhibit A) solely in connection with the design, manufacture, sale, enhancement, and support of the Device, the incorporation of the PDI Protocol into Devices, and the development, manufacture, sale, enhancement, and modification of other products created by the Purchaser that incorporate or use the PDI Protocol. All such modifications and enhancements to the PDI Protocol created by Purchaser shall be owned by the Purchaser. Purchaser shall not sell, assign, sublicense, rent, lease, grant a security interest in, or otherwise transfer any right in the PDI Protocol or distribute or network any portion of the PDI Protocol other than in connection with its sale, assignment, sublicense, rent, lease, use as security, or otherwise in connection with its incorporation into and or use in connection with a Device. Notwithstanding the foregoing, Purchaser may assign its right and license in and to the PDI Protocol pursuant to Section 7.12 herein.

1.13 Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets in a manner to be determined by Purchaser and the Seller, each acting reasonably, on or before Closing, which allocation shall be consistent with Section 1060 of the Internal Revenue Code (the “Purchase Price Allocation”). Each of the parties hereto agrees to be bound by the Purchase Price Allocation and will not take a position on any Tax Return before any Governmental Authority charged with the collection of any Tax or in any judicial proceeding that is in any way inconsistent with the Purchase Price Allocation and will cooperate with each other in timely filing Forms 8594 with the IRS consistent with such allocation. In the event that the Purchase Price Allocation is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other party hereto in writing of such notice and resolution of the dispute.

1.14 Procedures for Certain Purchased Assets Not Freely Transferable.

(a) If any property or right (other than the Permits as set forth below) included in the Purchased Assets is not assignable or transferable to Purchaser either by virtue of the provisions thereof or under any Law applicable to Seller or Seller’s properties or assets without the consent of one or more third persons (each, a “Non-Assignable Right”), Seller shall use its reasonable commercial efforts, at Seller’s sole cost and expense, to obtain such consents after the execution of this Agreement until such consent is obtained. If any such consent in respect of a Non-Assignable Right cannot be obtained prior to the Closing Date and the Closing nevertheless occurs, (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, but (A) Seller shall use its reasonable commercial efforts to obtain such consent as soon as possible after the Closing Date, (B) Purchaser shall cooperate, to the extent commercially reasonable, with Seller in Seller’s efforts to obtain such consents; and (C) Seller shall use its reasonable commercial efforts to obtain for Purchaser substantially all of the practical benefit and burden of such property or rights, including by (1) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Purchaser and Seller and (2) subject to the consent and control of Purchaser, enforcement, at the cost and for the account of Seller, of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

(b) If any of the Permits included in the Purchased Assets is not assignable or transferable, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and Seller shall cooperate with Purchaser in its efforts to obtain a replacement Permit issued in Purchaser’s name. If any replacement Permit cannot be obtained prior to the Closing Date and the Closing occurs, Seller agrees to allow Purchaser to operate under its Permits if permitted by applicable Laws or applicable Governmental Authorities for a period of up to 90 days after the Closing (or such longer period as may be reasonably necessary for Purchaser and permitted by applicable laws and Governmental Authorities, using its commercially reasonable efforts, to obtain the replacement Permits).

1.15 Deposit

The Deposit shall be held in escrow by the Seller's solicitor upon terms and conditions as agreed to by the parties and the Seller's solicitor, including without limitation, the following terms:

(a) If the transactions contemplated in this Agreement are closed at Closing, the Deposit shall be applied to the Cash Purchase Price;

(b) If the transactions contemplated in this Agreement are not consummated due to the fault of the Purchaser, Seller shall be entitled to keep the Deposit;

(c) If the transactions contemplated in this Agreement are not consummated due to the fault of the Seller, the Deposit shall be returned to the Purchaser forthwith;

(d) If the transactions contemplated in this Agreement are not consummated due to no fault of the Purchaser and Seller, the Deposit shall be returned to Purchaser; and

(e) If a dispute arises in connection with the Deposit, the parties shall resolve the dispute by arbitration pursuant to Section 7.14 and the Seller's solicitors shall retain the deposit, which shall be placed on deposit at a reputable financial institution with interest, until a final resolution of the matter is reached by the Arbitration Panel pursuant to Section 7.14.

1.16 ASP System License

Purchaser shall grant to Seller a non-exclusive, royalty-free license to use the ASP System and receive updates and upgrades from Purchaser solely for the purposes of assisting, and only to the extent necessary for the providing of such assistance, the Purchaser in the manufacture and use of the Purchased Assets pursuant to Sections 1.10 and 1.11. The license described in this Section shall terminate upon the earlier of: (1) Seller's fulfillment of Seller's obligations under Sections 1.10 and 1.11 or (ii) December 31, 2006.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

2.1 Seller makes the following representations and warranties set forth in this Article II to Purchaser, as of the date hereof, and again at and as of the Closing Date:

(a) Warranty of Ownership. Except as set forth on Schedule 2.1(a) (the "Permitted Liens"), Seller is the sole owner of and has good and marketable title and interest to all of the Purchased Assets, free and clear of all Liens, and the Purchased Assets are not subject to any restrictions or limitations on use or otherwise. The Seller has not taken any actions to assign, transfer or encumber the Purchased Assets in any manner. The Seller is not legally bound by any agreements or obligations relating to the Purchased Assets or under which the occurrence of the Closing could (i) obligate the Seller or the Purchaser to license or otherwise grant rights to any other person in the Purchased Assets (whether owned or used by the Seller or Purchaser), (ii) result in a claim against or Lien on the Purchased Assets, or (iii) otherwise increase any burdens or decrease any rights relating to the Purchased Assets. No other person has any interest in, or right or claim to, the Purchased Assets or any part thereof.

(b) Conflicts; Consents. Except as set forth on Schedule 2.1(b), none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof (as well as all other instruments, agreements, certificates or other documents contemplated hereby) does or will (i) conflict with or result in a breach of, or require any consent or approval under, the charter or by-laws of Seller, (ii) violate any Law, or (iii) result in the creation or imposition of any claim, lien or encumbrance on the Purchased Assets. Except as set forth on Schedule 2.1(b), no consent or approval by, or any notification of or filing with, any Governmental Authority or any other person or entity is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.

(c) Intellectual Property.

(i) Schedule 2.1(c) and Exhibit E set forth a true, accurate, and complete list of all of the following used in or for or otherwise necessary with respect to the design, development, manufacture, sale, license, enhancement, and support of the Device: computer software (other than general commercial software), firmware, data, patents, patent applications, patent licenses, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, trade secrets, know how, technology, computer software licenses, and other intellectual property and proprietary rights, and documentation thereof. Schedule 2.1(c) sets forth the registration numbers for any of the foregoing intellectual property rights that have been registered by Seller. Except as set forth on Schedule 2.1(c), Seller (A) owns, or possesses legally enforceable rights under valid agreements, to use in the manner that they currently use, each of the foregoing items of intellectual property and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the design, manufacture, enhancement and support of the Device, without the payment of any royalty or similar payment, and (B) has not granted to any third party any rights to use any of the foregoing intellectual property rights of Seller;

(ii) To Seller’s Knowledge and except as set forth in Schedule 2.1(c), neither the conduct of Seller’s business nor the Seller’s creation, use, license or other transfer of the Purchased Assets infringe upon or misappropriate the intellectual property rights of any person or entity nor has Seller received any notice or claim that any other person or entity claims a right or interest in the Purchased Assets. The Seller has not received notice of any pending or threatened legal proceeding or any allegation or claim in which any person alleges: (A) that the Seller, the Seller’s business or the Purchased Assets has violated any person’s intellectual property rights, or (B) a challenge to the legality, validity or enforceability of any of the intellectual property included within the Purchased Assets;

(iii) Except as disclosed on Schedule 2.1(c), to Seller's Knowledge, Seller owns all of its formulas, processes, designs and other confidential information used in connection with the Device that confers a commercial advantage to Seller as a result of its confidential status (“Trade Secrets”). All Trade Secrets were developed internally by Seller through bona fide business practices or were acquired by purchase from others. To Seller’s Knowledge, no intentional or inadvertent disclosure of any Trade Secret has occurred, whether through negligence, corporate espionage, or otherwise, and to Seller’s Knowledge, the Trade Secrets have not been independently discovered by any competitor;

(iv) Except as set forth on Schedule 2.1(c), Seller has taken commercially reasonable steps to (A) maintain the confidentiality of all Trade Secrets and other proprietary inventions, technical data, customer and supplier lists and information pertaining to the Devices and (B) backup and maintain in secure places copies of all databases, computer programs, and other electronically stored information material to Seller’s manufacture of the Device;

(d) Investment Representations

(i) Seller understands that the Gabriel Shares and the Pledged Shares, if applicable, are being offered and sold pursuant to a private placement exemption from registration contained in the Securities Act based in part upon Seller’s representations contained in this Section 2.1(d);

(ii) Seller is an accredited investor within the meaning of Regulation D under the Securities Act and is acquiring the Gabriel Shares and the Pledged Shares, if applicable, for its own account for investment only, and not with a view towards their distribution. Seller, by reason of its management’s, business or financial experience, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement;

(iii) Seller understands that it must bear the economic risk of the Gabriel Shares and the Pledged Shares, if applicable, indefinitely unless its Gabriel Shares and the Pledged Shares, if applicable, are registered pursuant to the Securities Act, or an exemption from registration is available. Seller understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Seller to transfer all or any portion of the Gabriel Shares and the Pledged Shares, if applicable, under the circumstances, in the amounts or at the times Seller might propose;

(iv) Seller has been advised or is aware of the provisions of Rule 144, which permits limited resale to the public in the United States of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Purchaser, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations;

(e) Brokers. No agent, broker, investment banker or any other Person acting on Seller’s behalf or under Seller’s authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby;

(f) Judgments. There are no judgments, liens, actions or proceedings pending, or to the knowledge of Seller threatened, against the Seller or the Purchased Assets anywhere, which would adversely affect the Purchased Assets, or the transactions contemplated hereunder. There is no legal proceeding, order, agreement or other arrangement that prohibits or restricts the Seller from any use of the Purchased Assets;

(g) No Pending Disputes. There are no pending disputes between the Seller and any other person relating to the Purchased Assets;

(h) No Violation of the Seller’s Rights. To the knowledge of the Seller, no person has used, infringed or misappropriated any of the Purchased Assets. Immediately after the Closing, the Purchaser will have sole rights to bring actions for infringement or misappropriation of the Purchased Assets. The Seller has not commenced or threatened any legal proceeding, or asserted any allegation or claim, against any person for infringement or misappropriation of the Purchased Assets or breach of any agreement involving the Purchased Assets;

(i) Transfer. At the Closing, the Seller will transfer and assign good and marketable title and interest in and to the Purchased Assets to the Purchaser free and clear of any claims, Liens or liabilities of every nature. Immediately after the Closing, the Buyer will be the sole owner of, and will have valid title to, the Purchased Assets, and will have the full right to use, license and transfer the Purchased Assets in the same manner and on the same terms that the Seller had immediately prior to the Closing;

(j) Unauthorized Actions. Seller will not take any action prior to or after the execution of this Agreement which would in any manner interfere with the carrying out of the transactions contemplated by this Agreement; and

(k) Organization, Authority and Binding Agreement. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller is qualified to do business as a foreign corporation in each other jurisdiction in which the nature of its business or ownership of its assets requires. Seller has full corporate power to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized by Seller’s board of directors and authorization by Seller’s stockholders is not required. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GABRIEL

3.1 Purchaser Representations and Warranties

Purchaser makes the following representations and warranties set forth in this Article III to Seller, as of the date hereof, and again at and as of the Closing Date:

(a) Organization, Standing and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has full power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authority; Binding Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Purchaser and is its valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(c) Conflicts; Consents. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof (as well as all other instruments, agreements, certificates or other documents contemplated hereby) will (i) conflict with or result in a breach of Purchaser’s charter, by-laws or other constitutive documents, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation, acceleration or modification) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, Permit, agreement or other instrument or obligation to which Purchaser is a party, or by which Purchaser or its properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing, or (iii) violate any Law applicable to Purchaser or its properties or assets. No consent or approval by, or any notification of or filing with, any governmental authority or body is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

(d) Brokers. No agent, broker, investment banker or other Person acting on Purchaser’s behalf or under Purchasers’ authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

3.2 Gabriel Representations and Warranties

(a) Organization, Standing and Power. Gabriel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Gabriel has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authority; Binding Agreement. Gabriel has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Gabriel and is its valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(c) SEC Reports. Gabriel has on a timely basis filed all forms, reports and documents required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) since March 31, 2006 (the “SEC Reports”). All SEC Reports (x) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Gabriel is in compliance with the applicable listing rules of NASDAQ and the OTCBB and, since March 31, 2006, has not received any notice from NASDAQ or the OTCBB asserting any non-compliance with such rules.

(d) Gabriel Shares. Upon delivery of the Gabriel Shares and the Cash Purchase Price by Purchaser in the manner contemplated in Section 1.4 and Section 1.5, and the delivery of the Purchased Assets by Seller to Purchaser, Seller shall acquire the beneficial and legal title to the Gabriel Shares, free and clear of all Liens, except for restrictions on transfer under United States federal and state securities laws. All Gabriel Shares will be validly issued, fully paid and nonassessable and shall have the benefit of the Registration Rights Agreement (as defined in Section 4.12) to be entered into at the Closing.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1 Expenses. Each party hereto shall bear its own costs and expenses incurred in connection with the transactions contemplated by this Agreement.

4.2 Conduct of Business. From the date hereof until the earlier of the termination of this Agreement or the Closing Date, except as otherwise expressly permitted by this Agreement or except with the other party's prior written consent, Purchaser and Seller shall operate its respective business in the ordinary course of business.

4.3 Further Assurances. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions to the other party’s obligations to close as set forth in Article V hereof are satisfied, insofar as such matters are within the control of either of them. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by either party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

4.4 Public Announcement. Until the Closing, neither Purchaser nor Seller shall issue or cause the dissemination of any press release or other public announcements or statements with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, which consent will not be unreasonably withheld or delayed, except as may be required by law or by any listing agreement with a national securities exchange or trading market (and in such case shall use all reasonable efforts to consult the other party prior to such release or statement), or except as otherwise set out in Section 4.11.

4.5 Tax Matters.

(a) Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to the transfer of the Purchased Assets by the Seller to the Purchaser pursuant to this Agreement or the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne by Purchaser. For the avoidance of doubt, each party shall be responsible for and shall pay its own income taxes in connection with the sale of the Purchased Assets pursuant to this Agreement.

(b) Cooperation and Exchange of Information. Each of Seller and Purchaser shall in connection with the Purchased Assets (i) provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

4.6 Consents of Others. Prior to the Closing, each party shall use commercially reasonable efforts to obtain all authorizations, consents and permits required for such party to permit the consummation of the transactions contemplated hereby, including without limitation the consents described on Schedule 2.1(b). Each party shall, at the other's request, cooperate in such efforts; provided, however, that such cooperation shall not require either party to accept any material modification to the terms of any agreement.

4.7 Notice of Developments. Seller shall give prompt written notice to Purchaser of any material development affecting the Purchased Assets, liabilities, business, financial condition, prospects, operations or results of operations of Seller in connection with the Purchased Assets. Purchaser shall give prompt written notice to Seller of any material development affecting Purchaser's business, and each party hereto will give prompt written notice to the others of any material development affecting the ability of any such parties to consummate the transactions contemplated hereby.

4.8 Insurance. Prior to Closing, Seller shall use its commercially reasonable efforts to cooperate and provide information requested by Purchaser in order to facilitate the replacement by Purchaser at Closing of Seller’s current insurance coverage.

4.9 Post-Closing Access and Confidentiality of Information. Seller acknowledges and agrees that from and after the Closing Date, Purchaser will be entitled to possession of copies of all documents, books, records, agreements, and financial data of any sort relating to the Purchased Assets (with all of such documents, books, records, agreements, financial data, and any other data or financial information constituting or relating to the Purchased Assets being defined herein as "Confidential Information"); provided, however, that Seller, upon reasonable notice to Purchaser, shall be entitled to reasonable access to and to make copies of such books and records, or to obtain temporary possession of any thereof as necessary for auditing, Tax or litigation purposes, at Seller's sole cost and expense. Following the Closing, Seller shall not disclose any Confidential Information to any other person or use any Confidential Information for any purpose, other than as required by Law after notice to Purchaser. For purposes of this Section 4.9, information that has been publicly disclosed other than by a breach by Seller of this Agreement shall cease to be Confidential Information.

4.10 Litigation Support. In the event and for so long as any party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or before the Closing Date involving Seller, each of the other parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefore under Article VI below).

4.11 No Disclosure. Each party shall keep and cause its affiliates to keep the terms and conditions of this Agreement, as well as information disclosed to such party under this Agreement, confidential, except to the extent required by law and pursuant to the public reporting obligations of the parties or to attorneys, accountants or other advisors or in connection with litigation relating to this Agreement.

4.12 Registration Rights Agreement. At the Closing, Seller shall enter into a Registration Rights Agreement with Gabriel in the form of Exhibit B (the “Registration Rights Agreement”), which will govern Gabriel's registration obligations with respect to the Gabriel Shares.

4.13 Seller Closing Documents. At Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a) a duly executed bill of sale, in the form attached hereto as Exhibit I;

(b) assignments for any registrations and applications included in the intellectual property to be assigned pursuant to Section 1.2(a)(viii), in such form or forms as shall be recordable in all jurisdictions in which such registrations have been made or such applications have been filed;

(c) all such other deeds, endorsements or other instruments as shall be requested by Purchaser to vest in Purchaser good and marketable title to all of the Purchased Assets, free and clear of all Liens other than Permitted Liens;

(d) a receipt, in a form satisfactory to Purchaser, acknowledging receipt of the portion of Cash Purchase Price payable at Closing in partial satisfaction of Purchaser’s obligations pursuant to Section 1.4;

(e) evidence acceptable to Purchaser in its sole discretion, that all Liens identified on Schedule 2.1(a) have been prior to Closing, or at Closing will be, properly terminated, discharged or released;

(f) a certificate of good standing (or equivalent document) in respect of Seller certified by an appropriate official in the Seller's jurisdiction of incorporation, dated as of a date not more than ten days prior to the Closing Date;

(g) a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller certifying that:

(i) the conditions set forth in Sections 5.1(a) and 5.1(b) have been fulfilled;

(ii) all documents to be executed by Seller and delivered at the Closing, including all documents listed in this Section 4.13, have been executed by a duly authorized officer of Seller; and

(iii) (A) Seller’s articles of incorporation and bylaws, including all amendments thereto, attached to the certificate are true, correct and complete, (B) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, if any, (C) the resolutions adopted by Seller’s board of directors authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly adopted by unanimous written consent or at a duly convened meeting thereof, at which a quorum was present and acting throughout, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto, and (D) no authorization by any of Seller’s stockholders is required for Seller to authorize, execute, deliver or perform this Agreement.

(h) such other documents, certificates or instruments as Purchaser may reasonably request, and all actions and proceedings hereunder and all documents and other papers required to be delivered by Seller hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Purchaser as to their form and substance (except as otherwise provided herein);

(i) the Termination Agreement, and the Registration Rights Agreement;

(j) copies of all third party consents or waivers described in Section  2.1(b) and any Permits described in Section 1.2(vi); and

(k) a letter from Seller to each of its tooling vendors, copied to the Purchaser, introducing the Purchaser to such vendors and confirming the transfer of ownership of the Purchased Assets to the Purchaser.

4.14 Purchaser/Gabriel Closing Documents. At Closing, Purchaser and Gabriel shall deliver or cause to be delivered to Seller:

(a) copies of all third party consents or waivers contemplated by Section  3.1(c) including any consent required from the NASD OTCBB or the SEC;

(b) a certificate for the Gabriel Shares;

(c) a Certificate of good standing (or equivalent document) in respect of Purchaser and Gabriel certified by an appropriate official in each of Purchaser's and Gabriel's jurisdiction of incorporation, dated as of the date not more than ten days prior to the Closing Date;

(d) a certificate, dated as of the Closing Date, duly executed by an authorized officer of Purchaser, certifying that;

(i) the conditions set forth in Sections 5.2(a) and (c) have been fulfilled;

(ii) all documents to be executed by Purchaser and delivered at Closing, including all documents listed in this Section 4.14, have been duly executed by a duly authorized officer of Purchaser; and

(iii) (A) Purchaser's and Gabriel's Articles of Incorporation and By-laws and such other constating documents, including all amendments thereto, attached to the Certificate are true, correct and complete; (B) Such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in Clause C below, and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, if any; (C) the Resolutions adopted by each of the Purchaser's and Gabriel's respective Board of Directors authorizing the execution, delivery and performance of this Agreement attached to the Certificate, were duly adopted by unanimous written consent or at a duly convened meeting thereof, at which a quorum was present and acting throughout, remain in full force and effect, and have not been amended, rescinded or modified except to the extent attached thereto, and (D) no authorization by any of Seller's or Gabriel's stock holders or Purchaser's stockholders is required for Purchaser to authorize, execute, deliver or perform this Agreement.

(e) executed copies of the Promissory Notes, Letter of Credit, Purchase Order, Termination Agreement, Share Pledge Agreement and Registration Rights Agreement;

(f) the Pledged Shares, registered in the name of the Seller; and

(g) such other documents, certificates or instruments as Seller may reasonably request, and all actions and proceedings hereunder and all documents and other papers required to be delivered by Purchaser hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Seller as to their form and substance.

ARTICLE V
CLOSING CONDITIONS

5.1 Conditions to Obligations of Purchaser. Purchaser’s obligations to enter into the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by Purchaser:

(a) Covenants, Representations and Warranties. Seller’s representations and warranties contained herein shall be true and correct as of the date hereof and again at and as of the Closing Date, except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by this Agreement and except to the extent that such representations and warranties are expressly made as of another specified date and, as to such representation, the same shall be true as of such specified date. Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

(b) Governmental Approvals. All notices, reports, registrations and other filings with, and all consents, approvals and authorizations from, any governmental entity shall have been made or obtained, as the case may be, except for any such filings and approvals the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a negative effect on the use of the Purchased Assets by the Purchaser.

(c) No Injunction. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement and the other agreements, certificates and documents delivered in connection herewith, and no action or proceeding shall be pending or threatened by any Governmental Authority or other Person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.

(d) Closing Documents. Seller delivers to Purchaser all Permits, consents and waivers described in Section 2.1(b), Schedule 2.1(b) and Section 1.2(vi), and the documents described in Section 4.13, all of which permits, consents, waivers and documents shall be subject to the approval of the Purchaser, such approval not to be unreasonably withheld (except as otherwise set forth in Section 4.13(e)).

5.2 Conditions to Obligations of Seller. The obligations of Seller to perform this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by Seller:

(a) Covenants, Representations and Warranties. Purchaser’s representations and warranties contained herein shall be true and correct in all material respects as of the date hereof, except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by this Agreement or which have been entered into in the ordinary course of business and except to the extent that such representations and warranties are expressly made as of another specified date and, as to such representation, the same shall be true as of such specified date. Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

(b) Governmental Approvals. All notices, reports, registrations and other filings with, and all consents, approvals and authorizations from, any governmental entity shall have been made or obtained, as the case may be, except for any such filings and approvals the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a negative effect on the position of the Seller for purposes of this Agreement.

(c) No Injunction. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement and the other agreements, certificates and documents delivered in connection herewith, and no action or proceeding shall be pending or threatened by any Governmental Authority or other Person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.

(d) Closing Documents. Purchaser delivers to Seller all consents and waivers pursuant to Sections 3.1(c) and the documents described in Section 4.14, all of which consents, waivers and documents shall be subject to the approval of the Seller, such approval not to be unreasonably withheld.

ARTICLE VI
INDEMNIFICATION

6.1 Indemnification by Seller. After the Closing and subject to the limits set forth in Section 6.5, Seller shall indemnify and hold harmless Purchaser and Gabriel and their respective former, present and future directors, officers, employees and other agents and representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all damages, fees, liens, taxes, obligations, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the “Indemnifiable Costs”) incurred or suffered by any such Person directly or indirectly arising from, by reason of, or in connection with (i) any misrepresentation or breach of any representation or warranty of Seller contained in Article II or (ii) any other violation or breach by Seller of this Agreement.

6.2 Indemnification by Purchaser and Gabriel. After the Closing and subject to the limits set forth in Section 6.5, Purchaser and Gabriel shall indemnify and hold harmless Seller and Seller’s directors, officers, employees and other agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Indemnifiable Costs incurred or suffered by any such Person directly or indirectly arising from, by reason of or in connection with (i) any respective misrepresentation or breach of any representation or warranty of Purchaser or Gabriel contained in Article III or (ii) any other violation or breach by Purchaser or Gabriel of this Agreement.

6.3 Defense of Claims.

(a) If any legal proceeding shall be instituted, or any claim or demand made, against any Purchaser Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) in respect of which Seller or Purchaser or Gabriel may be liable hereunder (such party or parties, in such circumstance, being referred to herein as the “Indemnifying Party”), such Indemnified Party shall give prompt written notice thereof (the “Claim Notice”) to the Indemnifying Party; provided, however, that any delay in so notifying the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay. The Indemnifying Party shall have the right to defend any litigation, action, suit, demand or claim for which indemnification is sought (a “Proceeding”) and, to the extent it elects to do so by written notice to the Indemnified Party, assume and pay the expenses of the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted, at its sole expense, to file any motion, answer or other pleading that it shall deem reasonably necessary to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. In no event shall any Indemnified Party be required to make any expenditure or bring any cause of action to establish the Indemnifying Party’s obligations and liability under and pursuant to this Article VI. In addition, actual or threatened action by a Person shall not be a condition or prerequisite to the Indemnifying Party’s indemnification obligations under this Article VI. Except as specifically provided below, after notice by the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, other than reasonable costs of investigation. The Indemnified Party shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnified Party shall in good faith determine, upon the written advice of counsel, that there exists actual or potential conflicts of interest which make representation by the same counsel inappropriate, in which event the Indemnifying Party shall bear such fees and expenses. Except to the extent specified in the immediately preceding sentence or with respect to the reasonable fees and expenses of appropriate local counsel, the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all such Indemnified Parties. The Indemnified Party’s right to participate in the defense or response to any Proceeding shall not be deemed to limit or otherwise modify its obligations under this Article VI.

In the event that, within 20 days after receiving a Claim Notice, the Indemnifying Party fails to notify the Indemnified Party that it elects to assume the defense, compromise or settlement of the Proceeding described in such Claim Notice, the Indemnified Party shall have the right to undertake the defense of such Proceeding for the account of and at the expense of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party at any time prior to the settlement, compromise or final determination thereof upon written notice to the Indemnified Party and upon immediate payment of all reasonable expenses theretofore incurred by the Indemnified Party in connection therewith. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding; provided, however, that the Indemnifying Party may, without the Indemnified Party’s prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Party and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Proceeding. If the Indemnified Party takes over and assumes control of any Proceeding, the Indemnified Party shall not, without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, settle such Proceeding, consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnifying Party. The Indemnified Party shall cooperate, and shall use its reasonable efforts to cause its employees and the employees of any of its respective affiliates to cooperate, with the Indemnifying Party in the defense of any Proceeding assumed by the Indemnifying Party.

6.4 Survival

(a) Seller. Subject to Section 7.8, each of the representations and warranties made by Seller in this Agreement shall survive for a period of twelve (12) months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Purchaser, and upon the expiration of such twelve (12) month period such representations and warranties shall expire. No claim for the recovery of damages or for indemnification under this Agreement may be asserted by Purchaser Indemnified Parties, as applicable, against Seller or its successors in interest after such representations and warranties shall thus expire; provided, however, that claims for damages or for indemnification under this Agreement asserted in writing within the applicable period shall not thereafter be barred.

(b) Purchaser. Subject to Section 7.8, each of the representations and warranties made by Purchaser and Gabriel in this Agreement shall survive for a period of twelve (12) months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Seller, and upon the expiration of such twelve (12) month period such representations and warranties shall expire. No claim for the recovery of damages or for indemnification under this Agreement may be asserted by Seller Indemnified Parties, as applicable, against Purchaser or Gabriel or their respective successors in interest after such representations and warranties shall thus expire; provided, however, that claims for damages or for indemnification under this Agreement asserted in writing within the applicable period shall not thereafter be barred.

6.5 Limitation on Liability.

(a) Seller shall not be liable to a Purchaser Indemnified Party in respect of any indemnification obligations under Section 6.1 or for any damages under this Agreement until the aggregate indemnification obligation thereunder or damages, as the case may be, exceeds $75,000, whereupon Seller shall be liable in full for the full amount for which indemnification or damages may be sought, subject to the limitations below. Purchaser (on behalf of the Purchaser Indemnified Parties) acknowledges and agrees that following the Closing: (A) the indemnification provisions set forth in this Article VI shall be the sole and exclusive remedy for monetary damages available to the Purchaser Indemnified Parties under this Agreement for breach of this Agreement or indemnification under Section 6.1, and (B) the maximum aggregate liability of Seller shall not exceed $600,000, regardless of whether the Purchaser Indemnified Parties seek indemnification or monetary damages pursuant to this Agreement or otherwise and regardless of the form of action, whether in contract or tort.

(b) Purchaser and Gabriel shall not be liable to a Seller Indemnified Party in respect of any of their respective indemnification obligations under Section 6.2 or for any damages under this Agreement until the aggregate indemnification obligation thereunder or damages, as the case may be, exceeds $75,000 for either of them, whereupon Purchaser and Gabriel, collectively, shall be liable in full for the full amount for which indemnification or damages may be sought against them or either of them, subject to the limitations below. Seller (on behalf of the Seller Indemnified Parties) acknowledges and agrees that following the Closing: (A) the indemnification provisions set forth in this Article VI shall be the sole and exclusive remedy for monetary damages available to the Seller Indemnified Parties under this Agreement for breach of this Agreement or indemnification under Section 6.1, and (B) the maximum aggregate liability of Purchaser and Gabriel shall not exceed $600,000 collectively, regardless of whether the Seller Indemnified Parties seek indemnification or monetary damages pursuant to this Agreement or otherwise and regardless of the form of action, whether in contract or tort.

6.6 Waiver of Certain Damages. Neither Seller, nor Purchaser or Gabriel shall have any obligation to indemnify any Indemnified Party for lost profits or for consequential, incidental, punitive or exemplary damages.

6.7 Liability for Legal Expenses. Notwithstanding the maximum aggregate liability of each of the parties set out in Section 6.5, the parties hereby agree to the following:

(a) if Gabriel or the Purchaser or both of them commence an action against the Seller at a court of competent jurisdiction as defined in Section 7.13 regarding any dispute arising from this Agreement, and the Seller successfully defends such action or actions without right to any further appeal, then Gabriel and Purchaser shall be jointly and severally liable for, and shall pay or reimburse Seller for, any and all reasonable legal costs, fees and expenses incurred by the Seller in connection with successfully defending such action or actions.

(b) if the Seller commences an action against the Purchaser or Gabriel or both of them at a court of competent jurisdiction as defined in Section 7.13 regarding any dispute arising from this Agreement, and the Purchaser, or Gabriel, or both, as the case may be, successfully defend or defends such action or actions without right to any further appeal, then Seller shall be liable for, and shall pay or reimburse Gabriel or Purchaser or both, as the case may be, for any and all reasonable legal costs, fees and expenses incurred by Purchaser, Gabriel or both of them, as the case may be, in connection with successfully defending such action. Gabriel and Purchaser agree to use reasonable commercial efforts to use the same counsel in defending any action commenced by Seller against both of them.

ARTICLE VII
MISCELLANEOUS

7.1 Entire Agreement. This Agreement and the Schedules and Exhibits hereto and the agreements to be delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties.

7.2 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) Mutual Consent. Upon the mutual written consent of Purchaser and Seller.

(b) By Purchaser.

(i) By Purchaser, at any time after August 31, 2006, if any of the conditions provided for in Section 5.1 shall not have been waived in writing by Purchaser or fully satisfied prior to such date, other than by reason of a breach by Purchaser of its obligations hereunder.

(ii) By Purchaser, in the event of a material violation or breach by Seller of its agreements, representations or warranties contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Purchaser impossible, and Purchaser is not in material violation or breach of its agreements, representations or warranties contained in this Agreement; provided, that such violation or breach shall not have been waived or cured within 15 days following receipt by Seller of written notice of such breach from Purchaser.

(c) By Seller.

(i) By Seller, at any time after August 31, 2006, if any of the conditions provided for in Section 5.2 shall not have been waived in writing by Seller or fully satisfied prior to such date, other than by reason of a breach by Seller of its obligations hereunder.

(ii) By Seller, in the event of a material violation or breach by Purchaser of its agreements, representations or warranties contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Seller impossible, and Seller is not in material violation or breach of its agreements, representations or warranties contained in this Agreement; provided, that such violation or breach shall not have been waived or cured within 15 days following receipt by Purchaser of written notice of such breach from Seller.

(d) By Either Purchaser or Seller. By either Purchaser or Seller if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

7.3 Effect of Termination. Except as provided in this Section 7.3, in the event of termination of this Agreement pursuant to Section 7.2, written notice thereof shall forthwith be given to the other parties, and all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Section 4.1, Section 4.4, Section 4.5, Section 4.11 and Section 7.8 shall survive in full force and effect, and no such termination shall relieve a party of its liability for breach of its obligations under this Agreement prior to such termination. If this Agreement is terminated as provided herein each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof to the party furnishing the same.

7.4 Specific Performance. The parties acknowledge and agree that, as a result of the actual damages a party would sustain by reason of a breach of this Agreement, such party could not be made whole by monetary damages, and it is accordingly agreed that such party shall have the right to elect, in addition to any and all other remedies at law or in equity, to enforce specific performance under this Agreement, and the non-performing party waives the defense in any such action for specific performance that a remedy at law would be adequate.

7.5 Descriptive Headings; Certain Interpretations.

(a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b) Except where the context otherwise requires, the following rules of interpretation shall apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) a reference to any Contract includes schedules and exhibits thereto and permitted supplements and amendments thereto, (iii) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (iv) a reference to a Person includes its permitted successors and assigns; (v) a reference to “dollars” or “$” shall mean United States Dollars, and (vi) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement.

7.6 Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission (with confirmation of receipt) or by overnight delivery service maintaining records of receipt, addressed as follows:

If to Purchaser, to:

Trace Technologies LLC
4538 S. - 140th Street
Omaha, Nebraska 68137
Attn: President
Facsimile: (402) 614-0498

With a copy to:

(which shall not constitute notice)
Munck Butrus, P.C.
900 Three Galleria Tower
13155 Noel Road
Dallas, Texas 75240
Attn: William A. Munck
Facsimile: (972) 628-3616

If to Seller, to:

CSI Wireless, LLC
4110 - 9th Street S.E.
Calgary, Alberta T2G 3C4
Attn: President
Facsimile: (403) 259-8866

with a copy to:

(which shall not constitute notice)

Burnet, Duckworth & Palmer LLP
1400, 350 - 7th Avenue S.W.
Calgary, Alberta T2P 3N9
Attn: Brian Borich
Facsimile: (403) 260-0332

If to Gabriel, to:

Gabriel Technologies Corporation
4538 S. - 140th Street
Omaha, Nebraska 68137
Attn: President
Facsimile: (402) 614-0498

With a copy to:

(which shall not constitute notice)
Munck Butrus, P.C.
900 Three Galleria Tower
13155 Noel Road
Dallas, Texas 75240
Attn: William A. Munck
Facsimile: (972) 628-3616

or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Each such notice, request or communication shall be effective when delivered to the address specified in this Section 7.6.

7.7 Counterparts, Facsimile Transmission. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Signatures sent to the other parties by facsimile or other electronic transmission shall be binding as evidence of acceptance of the terms hereof by such signatory party.

7.8 Survival. Except as otherwise provided in this Section 7.8, all representations and warranties of Seller, Purchaser and Gabriel contained herein shall each survive the Closing and terminate and expire on the date that is twelve (12) months after the Closing Date. The representations and warranties of the parties in Sections 2.1(a), 2.1(c), 2.1(k), 3.1(a), 3.1(b), 3.2(a) and 3.2(b) shall survive the Closing indefinitely. The indemnification obligations under Article VI shall survive the Closing and expire on the date that is two years after the Closing Date, except with respect to (A) indemnification claims relating to Sections 2.1(a), 2.1(k), , 2.1(c), 3.1(a), 3.1(b), 3.2(a) and 3.2(b), which shall survive the Closing indefinitely, and (B) any claims for, or any claims that may result in, any liability, judgment claim, settlement loss, damage, fee, lien, tax, penalty, obligation or expense for which indemnity may be sought hereunder of which the Indemnifying Party has received written notice from the Indemnified Party on or before such expiration date. All agreements and covenants of the parties in Sections 1.4, Article IV, Article VI and this Article VII, and any indemnification obligations related to such Section and Articles, shall survive the Closing until such agreements and covenants are performed or discharged in full.

7.9 Waiver of Bulk Sales Laws. Without limitation of the provisions of Section 6.1, Purchaser hereby waives compliance by Seller with any applicable bulk sales or bulk transfer laws.

7.10 Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party, other than any Person entitled to indemnity under Article VI.

7.11 Amendments and Waivers. No modification, amendment or waiver, of any provision of or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

7.12 Assignment. This Agreement shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto, provided, however, that Purchaser may assign this Agreement to any Person directly or indirectly controlling, controlled by or under common control with Purchaser, provided that no such assignment shall, without the consent of Seller, relieve Purchaser of its obligations hereunder. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the parties agree that nothing in this Agreement shall prohibit or restrict the sale, lease or license of any asset or right granted herein, without any otherwise required consent, by Purchaser to any purchaser in connection with the sale of all of the Purchased Assets or all of the ownership interests of the Purchased Assets, including without limitation any assignment of the PDI Protocol license, at any time; provided that Purchaser shall provide notice to Seller of an assignment of the PDI Protocol.

7.13 Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of New York, as if entered into by residents thereof and to be performed entirely therein, and the rights and obligations of the parties hereto shall be shall be governed by and construed in accordance with the law of the State of New York, without regard to any conflict of laws principle that would apply a different state’s laws. The parties hereby irrevocably and unconditionally consent to and waive any objection to the jurisdiction of the courts of the State of New York in connection with any disputes or other matters arising out of or in connection with this Agreement.

   7.14 Arbitration.

(a) Any claim, action, dispute or controversy of any kind arising out of or relating to this Agreement or concerning any aspect of performance by any party under the terms of this Agreement (a “Dispute”) shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association (the “AAA”) pursuant to the Federal Arbitration Act (Title 9 of the United States Code) in accordance with this Agreement and the then-applicable Commercial Arbitration Rules of the AAA. The parties acknowledge and agree that the transactions evidenced and contemplated hereby involve “commerce” as contemplated in Section 2 of the Federal Arbitration Act. If Title 9 of the United States Code is inapplicable to any such Dispute for any reason, such arbitration shall be conducted pursuant to the Arbitration Act of the District of Columbia, this Agreement and the then-applicable Commercial Arbitration Rules of the AAA. To the extent that any inconsistency exists between this Agreement and the foregoing statutes or rules, this Agreement shall control.

(b) The party wishing to arbitrate a Dispute shall so advise the other party in writing, which notice shall include the name of an arbitrator selected by such claiming party (the “Arbitration Request Notice”). Within 30 days after its receipt of the Arbitration Request Notice, the party receiving such notice shall notify the initiating party of the name of an arbitrator selected by such receiving party (the “Response”). Within 30 days after the initiating party’s receipt of the Response, the arbitrators selected by the parties shall select a third arbitrator and the three arbitrators so determined shall constitute the arbitration panel (the “Arbitration Panel”). If the arbitrators selected by the parties cannot agree on a third arbitrator, the third arbitrator shall be selected in accordance with the procedures of the American Arbitration Association in New York. All disputes referred to arbitration, the statute of limitations, and the remedies for any wrongs that may be found, shall be governed by the law specified in Section 7.13 of this Agreement, and discovery will be allowed in connection with arbitration to the extent consistent with the purpose of arbitration and as allowed by the Arbitration Panel. The Arbitration Panel shall conduct a hearing within 30 days after its formation in New York. Within 30 days after the hearing, the Arbitration Panel shall render a decision concerning all contested issues considered during the arbitration and the Arbitration Panel shall notify the parties in writing of its decision, setting forth the dollar amount awarded, if any. The Arbitration Panel shall not grant or award any damages or compensation for loss of prospective profits or special, indirect, consequential, punitive or exemplary damages in connection with disputes under this Agreement. The Arbitration Panel may award attorney’s fees to a party that it determines to be the substantially prevailing party, but only in the event the Arbitration Panel determines the non-prevailing party did not contest the matter in good faith.   The cost of the arbitration shall be borne equally by the parties. The decision of the Arbitration Panel shall be final and binding on the parties, and notice of award, if any, shall be given to the parties not later than 60 days after the date of the hearing and shall set forth the award and the reasons for the award. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow.

(c) Confidential information disclosed during the proceedings by the parties or by witnesses shall not be divulged by the Arbitration Panel, the administrator or the parties, unless otherwise agreed by the parties or required by applicable law.

7.15 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

7.16 Remedies Cumulative. Except as otherwise specifically provided herein, the remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled.

7.17 Incorporation by Reference. All Schedules and Exhibits attached to this Agreement are hereby expressly incorporated by reference into this Agreement.

7.18 Defined Terms. All defined terms in this Agreement shall have the same meaning when referenced in any Exhibit or Schedule attached to this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

PURCHASER:

TRACE TECHNOLOGIES, LLC

By:               /s/ Maurice Shanley
Name: Maurice Shanley
Title:    President

SELLER:

CSI WIRELESS LLC

By:          /s/ Cameron Olson
Name: Cameron Olson
Title:    President & CEO

GABRIEL:

GABRIEL TECHNOLOGIES CORPORATION

By:          /s/ Keith R. Feilmeier
Name: Keith R. Feilmeier
Title:    CEO

Schedule Index

Schedule 2.1(a)	Liens
Schedule 2.1(b)	Consents and Approvals
Schedule 2.1(c)	Intellectual Property

Exhibit Index

Exhibit A	Certain Definitions
Exhibit B	Form of Registration Rights Agreement
Exhibit C-1	Form of $125,000 Promissory Note
Exhibit C-2	Form of $250,000 Promissory Note
Exhibit D	Onyx Capital Assets
Exhibit E	Onyx Manufacturing Package
Exhibit F	Share Pledge Agreement
Exhibit G	Termination Agreement
Exhibit H	Seller's Terms and Conditions for Device
Exhibit I	Form of Bill of Sale

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

"ASP System" means the Seller's proprietary application services provider system, namely, a software application designed to assist in the verification of the Device to its specifications, as more specifically described in Exhibit E to this Agreement.

"Autonomous Device" means the assisted-capable portable telematics device operating in autonomous mode, which uses the Texas Instruments TGS 5000 GPS chipset with SnapTrack-assisted GPS technology and the Advantra Karli ReFLEX wireless radio, as more fully described in Exhibit E to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the States of Arizona or Nebraska or the Province of Alberta are authorized or required to be closed for the conduct of regular banking business.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

"Knowledge" means the actual knowledge of any officer or director of such person after due inquiry.

“Law” means any law, statute, rule, regulation, order, writ, injunction or decree.

"LT-501 Inventory" means approximately thirty (30) LT-501 interface boards, namely a development tool used to configure and debug the Device.

"Onyx Capital Assets" means the capital assets pertaining to the Device as more fully described in Exhibit D to this Agreement.

"Onyx Manufacturing Package" means the complete and final set of technology, intellectual property, documents, software, third party licenses and source codeused in connection with the manufacture of the Device, as more fully described in Exhibit E to this Agreement.

"OTCBB" means the Over-The-Counter Bulletin Board.

"PDI Protocol" means the Seller's proprietary communication protocol used in connection with the Seller's telematics products, as more fully described in Exhibit E to this Agreement.

“Person” means an individual, group of individuals, corporation, partnership, limited liability company, trust, or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

A-1

"SnapTrack" means the proprietary technology developed by SnapTrack Inc. and used in connection with the development and manufacture of the Devices.

“Tax” means any federal, state, provincial, local, or foreign income, gross receipts, license, payroll, escheat, unclaimed property, employment, excise, severance, stamp, occupation, premium, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any joint or several liability for Taxes or any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person as a transferee or successor by contract or otherwise, including by operation of law.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Trademark" means LOCATION-TAG, a United States of America registered trade-mark of the Seller, registration number 2976010.

A-2

Exhibit B

Form of Registration Rights Agreement

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of _________, 2006, by and among Gabriel Technologies Corporation, a Delaware corporation (“Gabriel”) and CSI Wireless LLC, a limited liability company organized under the laws of the State of Delaware (“Seller”).

WHEREAS, the parties have entered into that certain Asset Purchase Agreement, dated as of July _______, 2006 (the “Purchase Agreement”), pursuant to which assets used and useful in connection with the production and manufacture of Sellers’ telematics product known as "Onyx", an assisted GPS tracking product based on the ReFLEX wireless technology, will be purchased by Trace Technologies LLC, a limited liability company incorporated under the laws of the State of Nevada, and a wholly owned subsidiary of Gabriel ("Purchaser"), (the “Acquisition”).

WHEREAS, pursuant to the Acquisition, Gabriel will issues shares of Gabriel common stock ("Gabriel Common Stock") pursuant to the terms and subject to the conditions set forth in the Purchase Agreement.

WHEREAS, Gabriel and Seller have agreed to enter into this agreement to provide for the registration under the Securities Act of the Gabriel Common Stock received by Seller as partial consideration in the Acquisition (the "Gabriel Shares").

  WHEREAS, the execution and delivery of this Agreement by the parties is a condition precedent to complete the Acquisition under the Purchase Agreement and constitutes a material inducement for the parties therefor.

NOW, THEREFORE, in consideration of the foregoing recitals and for good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. All capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Purchase Agreement. In addition, the following terms, as used herein, shall have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended from time to time.

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Participating Sellers” means, with respect to a Shelf Registration Statement, the Sellers for whom Registrable Securities have been included in such Shelf Registration Statement.

“Prospectus” means the prospectus included in the Shelf Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Shelf Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments and all material incorporated by reference or deemed to be incorporated by reference in the Prospectus.

“Registrable Securities” means (i) the Gabriel Shares, and (ii) any shares of Gabriel Common Stock issued with respect to the Gabriel Shares as a result of stock splits, stock dividends, reclassifications, recapitalizations or similar events; provided, that such Gabriel Shares and such shares of Gabriel Common Stock shall cease to be Registrable Securities (w) when such shares have been sold or otherwise transferred by the Seller pursuant to an effective registration statement under the 1933 Act, (x) when such shares have been sold or otherwise transferred by the Sellers in a private transaction in which the transferor’s rights under this Agreement are not assigned, (y) following the date that the Registrable Securities are transferred pursuant to Rule 144 under the 1933 Act (“Rule 144”) or any successor rule or (z) following the date that the Registrable Securities are transferable pursuant to Rule 144(k) under the 1933 Act or any successor rule.

Section 1.2 Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles, sections and paragraphs refer to articles, sections and paragraphs of this Agreement, and the terms “hereof,” “herein” and other like terms refer to this Agreement as a whole.

Section 1.3 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE II
REGISTRATION RIGHTS

Section 2.1 Registration Statement.

(a) Gabriel shall prepare and file with the Securities and Exchange Commission (the “Commission”) a shelf registration statement (as amended and supplemented from time to time, the “Shelf Registration Statement”) with respect to the Registrable Securities in accordance with Rule 415 under the 1933 Act and will use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective no later than the six-month anniversary of this Agreement and, except as provided in Section 3.4(b) hereof, to keep such Shelf Registration Statement continuously effective and in compliance with the 1933 Act and usable for resale of the Registrable Securities until the earlier of the date upon which all Registrable Securities held by the Seller on the date of the Closing have been sold pursuant to the Shelf Registration Statement or have otherwise ceased to be “Registrable Securities” as defined herein (such period being called the “Shelf Registration Period”).

(b) The Shelf Registration Statement shall be on Form S-3 if Gabriel is eligible to use that form to register the resale of the Registrable Securities. If Gabriel is not eligible to use Form S-3, the Shelf Registration Statement shall be on such other appropriate form permitting registration of such Registrable Securities for resale by the Seller.

(c) Gabriel’s obligations under Section 2.1(a) hereof shall be subject to the Registration Postponement Period as provided in Section 3.4(a) hereof.

ARTICLE III
REGISTRATION PROCEDURES

Section 3.1  Filings; Information.

(a) In connection with any Shelf Registration Statement filed pursuant to Section 2.1 hereof and subject to Section 3.4 hereof, Gabriel shall:

(i) if requested by a Participating Seller, prior to filing the Shelf Registration Statement, the Prospectus or any amendments or supplements thereto, furnish to such Participating Seller copies thereof without charge;

(ii) prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the Prospectus as may be necessary to keep the Shelf Registration Statement effective during the Shelf Registration Period;

(iii) furnish to each Participating Seller, without charge, such number of conformed copies of the Shelf Registration Statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus (including each preliminary prospectus), and such documents incorporated by reference in the Shelf Registration Statement or the Prospectus as such Participating Seller may reasonably request in order to facilitate the disposition of the Registrable Securities; and Gabriel hereby consents (except as otherwise provided in Sections 3.1(b)(ii) or 3.4(b) hereof) to the use of the Prospectus or any amendment or supplement thereto in accordance with applicable law by the Participating Sellers, in each case in the form most recently provided by Gabriel, during the Shelf Registration Period in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto in accordance with applicable law;

(iv) use its commercially reasonable efforts to register or qualify all Registrable Securities covered by the Shelf Registration Statement under the securities laws of such jurisdictions as the Participating Sellers shall request, and to keep such registration or qualification in effect for the Shelf Registration Period; provided, that Gabriel shall not be required to (A) qualify generally to do business as a foreign corporation in any such jurisdiction wherein it is not so qualified, (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any jurisdiction where it would not otherwise be liable for such taxes;

(v) promptly notify each Participating Seller in writing during the Shelf Registration Period (A) of the happening of any event as a result of which the Prospectus included in the Shelf Registration Statement, as then in effect, includes as to Gabriel an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the written request of the Participating Seller, prepare and furnish to the Participating Sellers a reasonable number of copies of a supplement to or an amendment of the Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, the Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (B) of the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation or threatening of any proceedings for that purpose, and (C) of the receipt by Gabriel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threat of any proceeding for such purpose;

(vi) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement or any post-effective amendment thereto or any order suspending or preventing the use of any Prospectus or suspending the qualification of any Registrable Securities for sale in any jurisdiction, in each case as promptly as practicable; and

(vii) if reasonably requested by the Participating Sellers, in writing, use its commercially reasonable efforts to list prior to the effective date of the Shelf Registration Statement all Registrable Securities covered by the Shelf Registration Statement, to the extent they are not already so listed, on the Nasdaq, or if Gabriel Common Stock is not traded on the Nasdaq, the principal exchange on which Gabriel Common Stock is traded.

(b) In connection with the Shelf Registration Statement filed pursuant to Section 2.1 hereof, each Participating Seller shall:

(i) upon receipt of any notice from Gabriel in accordance with Section 3.1(a)(v)(A), (B) or (C) hereof (with respect to (C), only with respect to the jurisdiction suspending qualification), immediately discontinue the offer and sale of Registrable Securities pursuant to the Prospectus until receipt by the Participating Sellers of copies of an amended or supplemented Prospectus or until Gabriel notifies the Participating Sellers in writing that the applicable suspension has been removed; and, if so directed by Gabriel, the Participating Sellers will deliver to Gabriel all copies, other than permanent file copies then in the Participating Sellers’ possession, of the most recent Prospectus at the time of receipt of such notice;

(ii) cooperate with Gabriel in connection with the preparation and filing of any Shelf Registration Statement and, upon written request from Gabriel, each Participating Seller shall promptly furnish in writing to Gabriel such information regarding such Participating Seller, the distribution of the Registrable Securities and other matters as may be required by applicable law, rule or regulation for inclusion in the Shelf Registration Statement (or any amendment or supplement thereto), it being agreed that the provision of such information by such Participating Seller to Gabriel shall be a condition precedent to Gabriel’s obligations under Sections 2.1 and 3.1 hereof with respect to the Registrable Securities held by such Participating Seller.

(iii) during the Shelf Registration Period, not (A) effect any stabilization transactions or engage in any stabilization activity in connection with Gabriel Common Stock or other equity securities of Gabriel in contravention of Regulation M under the 1934 Act, or (B) permit any “Affiliated Gabriel” (as that term is defined in Regulation M under the 1934 Act) to bid for or purchase for any account in which such Participating Seller has a beneficial interest, or attempt to induce any other Person to purchase, any shares of Gabriel Common Stock or other equity securities of Gabriel in contravention of Regulation M under the 1934 Act; and

(iv) (A) offer to sell, sell or otherwise distribute the Registrable Securities in reliance upon the Shelf Registration Statement only after the Shelf Registration Statement is declared effective under the 1933 Act, (B) distribute the Registrable Securities only in accordance with the manner of distribution contemplated by the Prospectus (if such sale or distribution is made in reliance upon the Shelf Registration Statement), and (C) promptly report to Gabriel in writing distributions of Registrable Securities made by such Participating Seller pursuant to the Prospectus.

Section 3.2  Registration Expenses. In connection with the Shelf Registration Statement, Gabriel shall pay the following expenses incurred in connection with such registration: (i) registration and filing fees and expenses associated with filings required by the Commission and the Nasdaq, (ii) reasonable fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for Gabriel in connection with blue sky qualifications of the Registrable Securities), (iii) printing, messenger and delivery expenses, (iv) fees and expenses incurred in connection with the listing of the Registrable Securities in accordance with Section 3.1(a)(vii), (v) reasonable fees and expenses of counsel and independent certified public accountants for Gabriel and (vi) the reasonable fees and expenses of any additional experts retained by Gabriel in connection with such registration.

Section 3.3 Termination. This Agreement shall terminate and be of no further force or effect upon the expiration of the Shelf Registration Period; provided, however, that the provisions of Article IV hereof shall survive the termination of this Agreement for one year, after which such provisions shall terminate and be of no further force and effect.

Section 3.4 Information Blackout.

(a) In the event that, prior to the filing or effectiveness of the Shelf Registration Statement, (i) Gabriel, after consultation with counsel, determines reasonably and in good faith that the sale of Registrable Securities pursuant to the Shelf Registration Statement would require disclosure of non-public material information that Gabriel is not prepared to disclose and (ii) Gabriel gives the Sellers written notice of such determination, Gabriel shall, notwithstanding the provisions of Section 2.1 hereof, be entitled to postpone the filing of the Shelf Registration Statement otherwise required to be prepared and filed by it pursuant to Section 2.1(a) hereof or delay its efforts to cause such Shelf Registration Statement to be declared effective by the Commission (the number of days of any such postponement is hereinafter called a “Registration Postponement Period”). No individual Registration Postponement Period shall last more than ninety (90) days and all Registration Postponement Periods shall, in the aggregate, constitute less than one hundred eighty (180) days.

(b) At any time when the Shelf Registration Statement is effective, upon written notice from Gabriel to the Seller that Gabriel, after consultation with counsel, has determined reasonably and in good faith that the sale of Registrable Securities pursuant to the registration statement would require disclosure of non-public material information that Gabriel is not prepared to disclose, Seller shall suspend sales of the Registrable Securities pursuant to the Shelf Registration Statement until the earlier of (i) sixty (60) days after Gabriel notifies Seller of such good faith determination, or (ii) such time as Gabriel notifies Seller that such material information has been disclosed to the public or has ceased to be material or that sales pursuant to the Shelf Registration Statement may otherwise be resumed (the number of days from such suspension of sales by Seller until the day when such sales may be resumed hereunder is hereinafter called a “Sales Blackout Period”).

(c) No Registration Postponement Period or Sales Blackout Period shall preclude any sales of Registrable Securities that Sellers may effect in compliance with Rule 144; provided, that Seller otherwise conforms with the requirements under the 1933 Act and the 1934 Act.

(d) Seller agrees that, upon receipt of any notice from Gabriel pursuant to this Section 3.4, Seller will (i) keep confidential such notice, its content and any information provided by Gabriel in connection therewith, and (ii) if so directed by Gabriel, deliver to Gabriel all copies then in Seller's possession, other than permanent file copies, of the Prospectus relating to such Registrable Securities current at the time of receipt of such notice.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification By Gabriel.  Gabriel agrees to indemnify and hold harmless Seller and each Person, if any, who controls Seller within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act (each, a “Seller Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, except as otherwise provided in Section 4.3 hereof), insofar as such losses, claims, damages or liabilities are caused by (i) any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or the Prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) any violation by Gabriel of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law in connection with the offering covered by the Shelf Registration Statement; provided, however, that Gabriel shall not be liable insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission (a) made in reliance upon and in conformity with written information furnished to Gabriel by any Seller Indemnified Party for use in the Shelf Registration Statement or the Prospectus (or any amendment or supplement thereto) or the plan of distribution furnished in writing to Gabriel by or on behalf of such Seller Indemnified Party expressly for use therein, or (b) that was corrected in an amendment or supplement to the Shelf Registration Statement or the Prospectus and Gabriel had furnished copies thereof to the Seller prior to the relevant date of sale by the Seller to the Person asserting such loss, claim, damage or liability.

Section 4.2 Indemnification By Seller. Seller agrees to indemnify and hold harmless Gabriel and each Person, if any, who controls Gabriel within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, and any other holder of Registrable Securities selling securities under such Shelf Registration Statement from and against any and all losses, claims, damages and liabilities, joint or several (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, except as otherwise provided in Section 4.3 hereof), insofar as such losses, claims, damages or liabilities are caused by (i) any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or the Prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with reference to information furnished in writing by or on behalf of the Seller expressly for use in the Shelf Registration Statement or the Prospectus or any amendments or supplements thereto, or (ii) any violation by such Seller of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law in connection with the offering covered by the Shelf Registration Statement.

Section 4.3 Conduct of Indemnification Proceedings. Each party indemnified under Sections 4.1 or 4.2 above shall, promptly after receipt of notice of a claim or action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the claim or action; provided, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party on account of the indemnity agreement contained in Sections 4.1 or 4.2 above except to the extent that the indemnifying party was actually prejudiced by such failure. If any such claim or action shall be brought against an indemnified party, and it shall have notified the indemnifying party thereof, unless in the indemnifying party’s reasonable judgment a conflict of interest between such indemnified party and indemnifying party may exist in respect of such claim, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes to assume the defense thereof. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that the indemnifying party shall pay such expense, to the extent reasonable, if representation of such indemnified party by counsel retained by the indemnifying party would be reasonably likely to result in a conflict of interest between the indemnified party and the indemnifying party. Any indemnifying party against whom indemnity may be sought under Sections 4.1 or 4.2 shall not be liable to indemnify an indemnified party if such indemnified party settles such claim or action without the written consent of the indemnifying party. No indemnifying party shall consent to the entry of any judgment or enter into any settlement without the consent of the indemnified party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party a release from all liabilities in respect of such claim or litigation and no indemnifying party may agree to any settlement of any such claim or action, other than solely for monetary damages for which the indemnifying party shall be responsible hereunder, the result of which shall be applied to or against the indemnified party, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned. In any action hereunder as to which the indemnifying party has assumed the defense thereof, the indemnified party shall continue to be entitled to participate in, but not control, the defense thereof, with counsel of its own choice, but, except as otherwise provided in the third sentence of this Section 4.3, the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.

Section 4.4 Limitation on Indemnity. The indemnity provided for hereunder shall not inure to the benefit of any indemnified party to the extent that the claim is based on such indemnified party’s failure to comply with the applicable prospectus delivery requirements of the 1933 Act as then applicable to the Person asserting the loss, claim, damage or liability for which indemnity is sought.

Section 4.5 Contribution. If the indemnification provided for in this Article IV is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages or liabilities referred to herein, then in lieu of such indemnification the indemnifying party shall, to the extent permitted by applicable law, contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on one hand or by or on behalf of the indemnified party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Gabriel and Seller agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Neither Gabriel nor Seller shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE V
MISCELLANEOUS

Section 5.1 Rule 144. Gabriel covenants that it will timely file any reports required to be filed by it under the 1934 Act and that it will take such further action as Seller may reasonably request to the extent required from time to time to enable Seller to sell Registrable Securities without registration under the 1933 Act within the limitations of the exemptions provided by Rule 144, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Except as set forth in Section 2.2, nothing contained in this Agreement shall preclude any sales of Registrable Securities that Seller may effect in compliance with Rule 144.

Section 5.2 Expenses.  Except to the extent otherwise expressly provided in Section 3.2 hereof, each party shall pay its own expenses incident to the transactions contemplated hereby.

Section 5.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT MIGHT OTHERWISE REFER CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

Section 5.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.5 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 5.5 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 5.6. Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 5.6 Notices. Except as otherwise provided herein, any notice, instruction or instrument to be delivered hereunder shall be in writing and shall be effective upon receipt at the address set forth on Exhibit A attached hereto or at such other address specified in writing by the addressee.

Section 5.7 Cumulative Remedies; Failure to Pursue Remedies. Except as otherwise provided in Section 2.1(c) hereof, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. Except where a time period is specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any other right, power, privilege or remedy.

Section 5.8 Amendments and Waivers. Except as otherwise expressly provided herein, no provision of this Agreement may be amended or modified except upon the written consent of Gabriel and Seller. Any provision of this Agreement may be waived by Gabriel and Seller to be bound by such waiver. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 5.9 Assignment; Binding Effect. This Agreement may not be assigned, in whole or in part, by any party hereto without the prior written consent of Gabriel and Seller, and any attempt to do so will be void, except that Gabriel may assign any or all of its rights, interests and obligations under this Agreement to any Affiliate provided that any Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereof or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 5.10 Severability. If any term or provision of this Agreement, or the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or application to other Persons or circumstances, shall not be affected thereby, and each term and provision of this Agreement is hereby declared to be separate and distinct and shall be enforced to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the parties to the maximum extent possible, consistent with applicable law and public policy.

Section 5.11 Counterparts; Signatures. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all counterparts shall be construed together and shall constitute one instrument. A facsimile or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.

Section 5.12 Entire Agreement. This Agreement together with the Purchase Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto, whether oral or written.

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

GABRIEL:

GABRIEL TECHNOLOGIES CORPORATION

By:          ___________________________________________
Name: ______________________________________
Title: _______________________________________

SELLER:

CSI WIRELESS LLC

By:          ___________________________________________
Name: ______________________________________
Title: _______________________________________

Exhibit G

TERMINATION OF TECHNOLOGY DEVELOPMENT AND MANUFACTURING AGREEMENT

This Termination of Technology Development and Manufacturing Agreement is made as of July _____, 2006 between Trace Technologies, LLC ("Trace") and CSI Wireless LLC ("CSI") (the "Termination Agreement").

RECITALS:

A.  CSI and Locate Networks, Inc. are parties to a Technology Development and Manufacturing Agreement dated as of February 4, 2004, (the "Technology Agreement");

B. Locate Networks, Inc. ("Locate") assigned all of its right, title and interest in and to the Technology Agreement to Trace pursuant to an assignment agreement dated August 11, 2004 between Trace and Locate.

C. Notwithstanding the terms of the Technology Agreement, CSI and Trace (collectively, the "Parties" and individually, a "Party") wish to terminate the Technology Agreement subject to the terms hereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	The Technology Agreement is hereby terminated as of the date hereof, and neither Party shall have any further rights or obligations thereunder.

2.
Each of the Parties hereby remises, releases and forever discharges for itself, its successors and permitted assigns, the other Party and each of its directors, officers, employees, shareholders, agents and its affiliates and subsidiaries and their respective directors, officers, employees, shareholders and agents of and from any and all actions, causes of action, claims and demands whatsoever, whether known or unknown and whether or not well founded in fact or in law and of and from any and all suits, debts and dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, controversies, agreements, promises, trespasses, damages, judgments, executions claims and demands whatsoever in law or in equity which each of the Parties has had or now has or to which its successor or permitted assigns hereafter can, shall or may have from or by reason of any matter, cause or thing whatsoever, occurring or existing up to and inclusive of the date of this Termination Agreement against the other Party arising out of, resulting from, or in connection with the Technology Agreement together with any and all amendments thereto that have been entered into by the Parties from time to time.

3.
This Agreement shall be governed by, construed and enforced in accordance with the laws in force in the State of New York. This Agreement shall extend to and enure to the benefit of the Parties and their respective successors and assigns.

4.
This Agreement may be executed and delivered in any number of counterparts (including by telefax) with the same effect as if all the Parties had signed and delivered the same document and all counterparts will be construed together to be an original and will constitute one and the same agreement.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date and year first above written.

TRACE TECHNOLOGIES, LLC         CSI WIRELESS LLC

Per:_________________________________       Per:___________________________________

G-1